UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 8, 2010

GLOBAL CASH ACCESS HOLDINGS, INC.
 (Exact name of registrant as specified in its charter)

Delaware	001-32622	20-0723270
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3525 East Post Road, Suite 120 Las Vegas, Nevada	89120
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (800) 833-7110

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 8, 2010, C.J. Fitzgerald advised Global Cash Access Holdings, Inc. (the “Company”) that he does not intend to seek re-election to the Board of Directors of the Company (the “Board”). Mr. Fitzgerald’s term expires as of the next annual meeting of the stockholders of the Company, which is currently scheduled to be held on April 29, 2010. Mr. Fitzgerald serves as the Chairman of the Company’s Compensation Committee and Nominating/Corporate Governance Committee. The Board does not intend to fill this Board position at this time but to appoint a new Chairman to each of such Committees upon the expiration of Mr. Fitzgerald’s term.

Mr. Fitzgerald has been a long-standing member of the Board and has served since the Company’s incorporation. In his capacity as a member of the Board, Mr. Fitzgerald has assisted the Company in completing its initial public offering of shares of common stock and helped guide the Company through two successful acquisitions, key management changes as well as the successful conclusion of several investigatory and regulatory matters. Mr. Fitzgerald has been a partner and member of various entities affiliated with Summit Partners, a private equity and venture capital firm, since 2005. In notifying the Company of his intention to not seek re-election, Mr. Fitzgerald advised the Company that his decision was motivated by the increased regulatory burden that would have been imposed upon Summit Partners and the various entities and persons affiliated with Summit Partners as a result of the Company’s proposed acquisition of Western Money Systems.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GLOBAL CASH ACCESS HOLDINGS, INC.

Date: February 10, 2010

By: /s/ Scott Betts

Scott Betts
Chief Executive Officer